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                                                                     EXHIBIT 5.2


                      [LETTERHEAD OF DYKEMA GOSSETT PLLC]


[               ], 2004

Milacron Inc.
2090 Florence Avenue
Cincinnati, Ohio 45206

RE: MILACRON INC. $225,000,000 PRINCIPAL AMOUNT OF 11-1/2% SENIOR SECURED NOTES DUE 2011

Ladies and Gentlemen:

      We have acted as special Michigan counsel to Uniloy Milacron U.S.A. Inc., a Michigan corporation, Oak International, Inc., a Michigan corporation, Milacron Industrial Products, Inc., a Michigan corporation, and D-M-E U.S.A. Inc., a Michigan corporation (collectively the "Michigan Guarantors"), subsidiaries of Milacron Inc., a Delaware corporation ("Milacron"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $225,000,000 principal amount of Milacron's 11-1/2% Senior Secured Notes due 2011 (the "Original Notes") for a like principal amount of Milacron's 11-1/2% Senior Secured Notes due 2011 (the "Exchange Notes" and, together with the Original Notes, the "Notes") to be registered under the Securities Act of 1933, as amended (the "Act"). The Exchange Notes are to be issued pursuant to the Indenture dated as of May 26, 2004 (the "Indenture"), between Milacron Escrow Corporation, a Delaware corporation that was merged with and into Milacron, and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the Supplemental Indenture dated as of June 10, 2004 (the "Supplemental Indenture"), among Milacron, Milacron's subsidiaries listed on Schedule A thereto (the "Guarantors") and the Trustee, pursuant to which Milacron assumed all of the obligations of Milacron Escrow Corporation under the Indenture and the Guarantors agreed to guarantee the Notes on the terms and subject to the conditions set forth in the Indenture.

      In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination of documents, we have assumed the authenticity of all original documents presented to us as originals, the conformity to the originals of all documents delivered to us as copies, and the authenticity of such latter originals. Based on the foregoing, we are of the opinion that:

      1. The Michigan Guarantors have each duly authorized, executed and delivered the Supplemental Indenture; and
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Milacron Inc.
[     ], 2004
Page 2

      2. The Michigan Guarantors have each duly authorized the execution and delivery of the guarantee to be endorsed on the Exchange Notes.

      Our examination of law relevant to the matters herein is limited to Michigan law. We have not made an independent review of the laws of any state other than Michigan or of federal law. Accordingly, we express no opinion as to matters governed by the laws of any other state or jurisdiction.

      Our opinions are given as of the date hereof only, are limited to the matters set forth herein, and no opinion is intended to be implied or inferred beyond those expressly stated herein. We do not undertake any obligation to revise or supplement our opinions should any law now in effect be changed by legislative action, judicial decision, or otherwise.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") under the Act, relating to the Exchange Offer. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,